THRIVENT CHURCH LOAN AND INCOME FUND

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this 29th day of August, 2018, by and between THRIVENT CHURCH LOAN AND INCOME FUND (the "Trust"), a Delaware statutory trust, and THRIVENT ASSET MANAGEMENT, LLC, a Delaware limited liability company (the "Adviser").

WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1. In General

The Trust hereby appoints the Adviser to act as investment adviser to the Trust, a closed-end management investment company.  The Adviser agrees, all as more fully set forth herein, to provide professional investment management with respect to the investment of the assets of the Trust and to supervise and arrange the purchase and sale of securities and other assets held in the portfolio of the Trust and generally administer the affairs of the Trust.  The Adviser may engage, on behalf of the Trust, the services of a sub-advisor (“Sub-Advisor”), subject to any requirements or limitations imposed by the Investment Company Act of 1940, as amended (the "Act"). The Advisor, and not the Trust, shall be responsible for any compensation payable to any Sub-Advisor.

2. Duties and Obligations of the Adviser With Respect to Management of the Trust

   (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Adviser (and the Sub-Advisor when authorized by the Adviser), as agent and attorney-in-fact with respect to the Trust, is authorized, in its discretion and without prior consultation with the Trust to:

       (i)      Buy, sell, exchange, convert, lend and otherwise trade in any stocks, bonds and any other securities or assets;

       (ii)     Place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Adviser may select; and

      (iii)    Perform due diligence on prospective investments, evaluate, and, if appropriate, participate in the negotiation and structuring of the investments to be made by the Trust;

      (iv)    Monitor and service, or procure and oversee the monitoring and servicing by others of, Trust investments; and

      (v)     In accordance with procedures and methods established by the Board of Trustees of the Trust, determine as necessary the fair value of loans and other investments owned by the Trust.

(b) Any investment purchases or sales made by the Adviser and/or any Sub-Advisor shall at all times conform to, and be in accordance with, any requirements imposed by:  (1) the provisions of the Act and of any rules or regulations in force thereunder (including Rule 23c-3); (2) any other applicable provisions of law; (3) the provisions of the Declaration of Trust and By-Laws of the Trust as amended from time to time; (4) any exemptive order of the Securities and Exchange Commission (the “SEC”) granted to the Trust; (5) any investment guidelines, restrictions, policies and determinations of the Board of Trustees of the Trust communicated in writing to the Adviser; and (6) the fundamental policies of the Trust, as reflected in its current Registration  Statement under the Act, as amended from time to time.

(c) The Adviser shall receive and exercise the voting rights with respect to any and all proxies regarding the assets in the Trust in the best interest of Trust shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures.

(d) The Adviser shall also administer the affairs of the Trust, or procure and oversee in connection therewith the administration of such affairs, and shall be responsible for, or for coordination and oversight of, (i) maintaining the Trust's books and records (other than financial or accounting books and records maintained by any accounting services agent and such records maintained by the Trust's custodian or transfer agent); (ii) overseeing the Trust's insurance relationships; (iii) responding to all inquiries or other communications of shareholders, if any, which are directed to the Adviser, or if any such inquiry or communication is more properly to be responded to by the Trust's custodian, transfer agent or accounting services agent, overseeing their response thereto; (iv) overseeing all relationships between the Trust and its custodian(s), transfer agent(s) and accounting services agent(s), including the negotiation of agreements and the supervision of the performance of such agreements; and (v) authorizing and directing any of the Adviser's directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected.  All services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser.

(e) The Adviser shall give the Trust the benefit of its best judgment and effort in rendering services hereunder.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement is related, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.  Except for such disabling conduct, the Trust shall indemnify the Adviser (and its officers directors, agents, employees, controlling persons, and any other person or entity affiliated with the Adviser) from any liability arising from the Adviser's conduct under the Agreement to the extent permitted by the Declaration of Trust and applicable law.

(f) Nothing in this Agreement shall prevent the Adviser or any "affiliated person" (as defined in the Act) of the Adviser from acting as investment adviser or manager and/or principal underwriter for another person, firm or corporation and shall not in any way limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Adviser expressly represents that it will undertake no activity which contravenes any exemptive order of the SEC granted to the Trust; or which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

3. Broker-Dealer Relationships

In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and sale of securities and other assets held by the Trust by placing purchase and sale orders for the Trust, the Adviser and/or any Sub-Advisor shall select such broker-dealers ("brokers") and shall, in the Adviser's or Sub-Advisor's judgment, implement the policy of the Trust to achieve "best execution," i.e., prompt and efficient execution at the most favorable net price, if applicable.  In making such selection, the Adviser and/or Sub-Advisor is authorized to consider, among other things, the reliability, integrity and financial condition of the broker.  The Adviser and/or Sub-Advisor is also authorized to consider whether the broker provides brokerage and/or research services to the Trust and/or other accounts of the Adviser or Sub-Advisor. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Adviser and/or Sub-Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Adviser's or Sub-Advisor's overall responsibilities as to the accounts as to which it exercises investment discretion.   The Trust recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question.

4. Allocation of Expenses

The Adviser agrees that it will furnish the Trust, at the Adviser's expense, with all office space, facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement.  The Adviser will also pay all compensation of all Trustees, officers and employees of the Trust who are affiliated persons of the Adviser.  All costs and expenses not expressly assumed by the Adviser under this Agreement shall be paid by the Trust, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv)

compensation and expenses of its Trustees other than those affiliated with the Adviser; (v) legal and audit expenses; (vi) fees and expenses of the Trust's custodian, shareholder servicing agent, transfer agent and accounting services agent; (vii) expenses incident to the issuance of its shares, including the issuance of shares on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration under Federal or state securities laws of the Trust or its shares; (ix) expenses of preparing, printing and mailing reports and notices, proxy material and prospectuses to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust's shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xii) such extraordinary expenses as may arise, including litigation, governmental investigations or administrative proceedings affecting the Trust, including the costs of any settlements, and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and (xiii) all expenses which the Trust agrees to bear in any distribution agreement or in any plan adopted by the Trust pursuant to Rule 12b-1 under the Act.

5. Compensation of the Adviser

(a) The Trust agrees to pay the Adviser and the Adviser agrees to accept as full compensation for all services rendered by the Adviser as such an annual management fee, payable monthly and computed on the average daily net asset value of the Trust as shown on Exhibit A attached hereto.

(b) In the event the expenses of the Trust (including the fees of the Adviser and amortization of organization expenses, but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions, the Adviser will reduce its fee by up to the amount of such excess.  Any such reductions are subject to readjustment during the year.  The payment of the management fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to the Trust so that at no time will there be any accrued, but unpaid, liability under this expense limitation.

6. Duration and Termination

(a) This Agreement shall, unless terminated as hereinafter provided, continue in effect for an initial period of two years from the date hereof, and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by a majority of the Trust's Board of Trustees, or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the Trust, and, in either case, a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.  The Adviser shall furnish to the Trust, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

(b) This Agreement may be terminated by the Adviser at any time without penalty upon giving the Trust not less than sixty (60) days' written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the

Adviser not less than sixty (60) days' written notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trust's Board of Trustees or by the vote of the holders of a majority of the outstanding voting securities of the Trust.  This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Act).

7. Agreement Binding Only on Trust Property

The Adviser understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust's property; the Adviser represents that it has notice of the provisions of the Trust's Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

8. Miscellaneous

(a)              Severability. If any provision of this Agreement shall be held or made invalid or unenforceable by a court of competent jurisdiction, statute, rule or otherwise, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable.  If it cannot be so modified, rewritten or interpreted to be valid and enforceable in any respect, it will not be given effect, and the remainder of the Agreement will be enforced as if such provision had never been included.

(b)              No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

(c)              This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any conflict of laws provisions thereof.

9. Notices

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be 625 Fourth Avenue South, Minneapolis, MN 55415, Attention: President, Thrivent Church Loan and Income Fund, with a copy to Secretary for Thrivent Church Loan and Income Fund, and that of the Adviser shall be 625 Fourth Avenue South, Minneapolis, MN 55415, Attention: President, Thrivent Asset Management, LLC, with a copy to the Secretary for Thrivent Asset Management, LLC.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons as of the day and year first above written.

ATTEST:	THRIVENT CHURCH LOAN AND INCOME FUND

/s/ Michael W. Kremenak	/s/ David S. Royal
Michael W. Kremenak, Secretary	David S. Royal, President

ATTEST:	THRIVENT ASSET MANAGEMENT, LLC

/s/ Michael W. Kremenak	/s/ David S. Royal
Michael W. Kremenak, Assistant Secretary	David S. Royal, President

EXHIBIT A
TO
 THRIVENT CHURCH LOAN AND INCOME FUND
INVESTMENT MANAGEMENT AGREEMENT

Dated August 29, 2018

The management fee for the Trust, calculated in accordance with Paragraph 5 of the Thrivent Church Loan and Income Fund Investment Management Agreement, shall be at an annual rate of 1.10% of average daily net assets.